UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2011

Luby’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-8308	74-1335253
(Commission File Number)	(IRS Employer Identification Number)

13111 Northwest Freeway, Suite 600

Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 329-6800

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Fifth Amendment to Credit Agreement

On August 25, 2011, Luby’s, Inc. (the “Company”) entered into a Fifth Amendment dated as of August 25, 2011 (the “Amendment”) to the Credit Agreement dated as of November 9, 2009 (as amended to date, the “Credit Agreement”) among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent. The material provisions of the Amendment are summarized below:

•

Permitted the Company to elect to increase the aggregate commitments of the lenders to up to $70.0 million, subject to the approval of the lenders. The aggregate commitments as of August 25, 2011 were $50.0 million.

•	Changed the maturity date from September 1, 2011 to September 1, 2014.

•

Reduced interest rate margins (1) for any ABR loan (as defined in the Credit Agreement), from a range of 1.75% to 2.75% to a range of 1.00% to 2.00% and (2) for any Eurodollar loan (as defined in the Credit Agreement), from a range of 2.75% to 4.50% to a range of 2.75% to 3.75%. The applicable spread continues to be dependent upon the ratio of the Company’s debt to EBITDA at the most recent determination date, as defined in the Credit Agreement.

•	Eliminated the 4.00% interest rate floor with respect to loans made under the Credit Agreement.

•	Added the following financial covenants requiring:

•

maintenance of a ratio of (a) EBITDA for the four fiscal quarters ending on the last day of any fiscal quarter to (b) the sum of (x) interest expense for such four fiscal-quarter-period plus (y) the outstanding principal balance of the loans as of the last day of such fiscal quarter divided by seven, of not less than (1) 2.00 to 1.00, beginning with the end of the fourth quarter of fiscal 2011 and ending with the first quarter of fiscal 2012, (2) 2.25 to 1.00 beginning with the end of the second quarter of fiscal 2012 and ending with the first quarter of fiscal 2013, and (3) 2.50 to 1.00 beginning with the end of second quarter of fiscal 2013 and thereafter;

•

maintenance of minimum Tangible Net Worth (as defined in the Amendment) of not less than (1) $126.7 million as of the last day of the third fiscal quarter of fiscal 2011 and (2) at all times during each fiscal quarter thereafter, the minimum Tangible Net Worth required as of the immediately preceding fiscal quarter plus 60% of the consolidated net income of the Company (if positive) for such immediately preceding fiscal quarter; and

•

maintenance of minimum net profit (as defined in the Amendment) of $1.00 (1) for at least one of the first three fiscal quarters of the Company’s 2012 fiscal year, (2) for at least one of any two consecutive fiscal quarters beginning with the fourth fiscal quarter of the Company’s 2012 fiscal year, and (3) for any period of four consecutive fiscal quarters beginning with the four consecutive fiscal years ending with the fourth quarter of the Company’s 2011 fiscal year.

•

Modified the financial covenants to require the maintenance of EBITDA of not less than (1) $7.0 million for the third fiscal quarter of fiscal 2011 and (2) $6.5 million for the fourth fiscal quarter of fiscal 2011.

•

Modified the restriction on capital expenditures. Prior to the Amendment, the Credit Agreement limited capital expenditures to $15.0 million. Following the Amendment, aggregate capital expenditures are limited to $15.0 million for the Company’s 2011 fiscal year or, for any subsequent fiscal year, to the sum of (1) the lesser of (a) $38.0 million or (b) an amount equal to 130% of EBITDA for the immediately preceding fiscal year plus (2) any unused availability for capital expenditures from the immediately preceding fiscal year.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Amendment is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Fifth Amendment to Credit Agreement, dated as August 25, 2011, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2011	LUBY’S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fifth Amendment to Credit Agreement, dated as of August 25, 2011, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.